Exhibit (14)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Service Providers" within the Prospectus and "Financial Information" within the Statement of Additional Information of AB Pooling Portfolios - AB High-Yield Portfolio and AB Bond Fund, Inc. - AB High Yield Portfolio, which is included in the Registration Statement on Form N-14 of AB Bond Fund, Inc.

We also consent to the incorporation by reference of our reports dated October 30, 2015 and December 30, 2015, with respect to the financial statements and financial highlights of The AB Pooling Portfolios - AB High-Yield Portfolio and AB Bond Fund, Inc. - AB High Yield Portfolio, as of August 31, 2015 and October 31, 2015, respectively, which are included in this Registration Statement on Form N-14 of AB Bond Fund, Inc.


                                                    /s/ ERNST & YOUNG LLP

New York, New York
May 19, 2016